UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North Saint Paul, Minnesota	55102	1-800-232-6522
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 14, 2011, Ecolab Inc. (the “Company”), as part of its previously announced share repurchase program, entered into an accelerated share repurchase (“ASR”) agreement with Credit Suisse International (“CSI”).

Under the ASR agreement, the Company will repurchase a variable number of shares of its outstanding common stock from CSI for $500 million, with the initial delivery of the repurchased shares to be on or about December 21, 2011.  The final per share purchase price and the total number of shares to be repurchased under the ASR agreement will be based on the volume-weighted average price of the Company’s common stock during the term of the agreement, and will be determined upon completion of the ASR transaction.  If the number of shares to be repurchased exceeds the number of shares previously delivered under the agreement, the Company will receive from CSI a number of additional shares equal to such excess at that time.  If the actual number of shares to be repurchased is less than the number of shares previously delivered, the Company will be required, at its election, to either (1) deliver to CSI a number of shares approximately equal to the difference or (2) make a cash payment to CSI equal to the value of such shares. The ASR agreement is scheduled to end in March 2012, but it may conclude earlier at CSI’s option. All shares acquired by the Company under the ASR agreement will be recorded as treasury stock.

The ASR agreement is subject to terms customary for similar agreements, including adjustments upon the occurrence of certain events and setting forth certain circumstances under which the ASR agreement may be  terminated prior to the scheduled termination date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: December 15, 2011

	By:	/s/Michael C. McCormick
Name: Michael C. McCormick
Title: Assistant Secretary